Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-264047) pertaining to the ESAB Corporation 2022 Omnibus Incentive Plan of our reports dated February 29, 2024, with respect to the consolidated and combined financial statements and schedule of ESAB Corporation, and the effectiveness of internal control over financial reporting of ESAB Corporation, included in this Annual Report (Form 10-K) of ESAB Corporation for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Tysons, Virginia
February 29, 2024